Exhibit 99.1

Viatris Completes Biosimilars Transaction with Biocon Biologics

Receives a $2 Billion Cash Payment and $1 Billion of Convertible Preferred Equity Representing a Stake of at Least 12.9% (on a Fully Diluted Basis) in Biocon Biologics

Marks the First in a Series of Expected Initiatives to Reshape and Rebase Viatris, Aimed at Setting it Up for Long-term Growth

PITTSBURGH, Nov. 29, 2022 – Viatris Inc. (NASDAQ: VTRS) today announced that it has closed its transaction with Biocon Biologics Limited (“Biocon Biologics”), creating what Viatris expects to be a unique fully vertically integrated global biosimilars leader. Viatris and Biocon Biologics have entered a Transition Services Agreement (TSA) pursuant to which Viatris will provide commercialization and certain other transition services for an expected two-year period intended to ensure business continuity for patients, customers and colleagues. Upon the completion of the transition services, Biocon Biologics will assume responsibility of commercial, regulatory and other related services.

Viatris Executive Chairman Robert J. Coury said: “Today is a very exciting day in the continued evolution of Viatris. The closing today of the Biocon Biologics transaction represents the completion of the first in a series of achievements against the number of initiatives we laid out recently in our strategic update on Nov. 7 as part of our well-defined plan for Viatris. While we will continue to further execute against this plan, we also look forward as now a significant shareholder of Biocon Biologics to supporting Kiran Mazumdar-Shaw, Executive Chairperson of Biocon Limited and Biocon Biologics, and her team to optimize the value of Biocon Biologics.”

Viatris President Rajiv Malik said: “The closing of our biosimilars transaction with Biocon Biologics marks the next natural step in the evolution of our collaboration together. We are deeply committed to doing our part in helping Biocon Biologics succeed in the creation of what we believe will be a true global, vertically integrated biosimilars leader. As we look to Viatris’ future, we are also excited to focus our energy, resources and efforts on executing our own strategy of moving up the value chain and providing access to more complex and novel products.”

Under the terms of the transaction agreement, Viatris received $3 billion in consideration in the form of a $2 billion cash payment and $1 billion of convertible preferred equity representing a stake of at least 12.9% (on a fully diluted basis) in Biocon Biologics. Viatris also is entitled to $335 million of additional cash payments in 2024.

Financial Impact of Completion of the Biosimilars Transaction
As previously stated, the Company’s financial guidance ranges for total revenues, adjusted EBITDA and free cash flows for the year ending December 31, 2022, do not include the impact of the closing of the transaction with Biocon Biologics.  The Company expects its reported results for the year ending December 31, 2022, to be impacted by the closing of the transaction as follows:

●	The Company expects its reported total revenues and adjusted EBITDA for the year to be lower by approximately $80 million and $20 million, respectively.

●
The Company expects to report the $2 billion of cash proceeds, offset by the impact of certain deal related adjustments, as cash flows from investing activities. Additionally, the Company expects to incur approximately $400 million of certain deal related expenses, primarily taxes and associated transactions costs. As a result, the Company expects these deal related expenses to lead to lower reported cash flows from operating activities, and consequently free cash flow, for the year.

Capital Allocation
The Company expects to use the net divestiture cash from the biosimilars transaction to:
●	Pay down additional short-term debt and accelerate its progress towards $6.5 billion of Phase 1 debt reduction
●	And, in combination with cash on hand, to:
o	Fund the previously announced ophthalmology acquisitions totaling approximately $700 to $750 million, anticipated to close in the first quarter of 2023, and
o	Begin to execute on the previously announced share buyback authorization in 2023.

About Viatris
Viatris Inc. (NASDAQ: VTRS) is a global healthcare company empowering people worldwide to live healthier at every stage of life. We provide access to medicines, advance sustainable operations, develop innovative solutions and leverage our collective expertise to connect more people to more products and services through our one-of-a-kind Global Healthcare Gateway®. Formed in November 2020, Viatris brings together scientific, manufacturing and distribution expertise with proven regulatory, medical, and commercial capabilities to deliver high-quality medicines to patients in more than 165 countries and territories. Viatris’ portfolio comprises more than 1,400 approved molecules across a wide range of therapeutic areas, spanning both non-communicable and infectious diseases, including globally recognized brands, complex generic and branded medicines, and a variety of over-the-counter consumer products. With approximately 37,000 colleagues globally, Viatris is headquartered in the U.S., with global centers in Pittsburgh, Shanghai and Hyderabad, India. Learn more at viatris.com and investor.viatris.com, and connect with us on Twitter at @ViatrisInc, LinkedIn and YouTube.

Forward-looking Statements

This press release includes statements that constitute “forward-looking statements.” These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements may include statements about transition services agreements; the closing today of the Biocon Biologics transaction represents the completion of the first in a series of achievements against the number of initiatives we laid out recently in our strategic update on Nov. 7 as part of our well-defined plan for Viatris; while we will continue to further execute against this plan, we also look forward as now a significant shareholder of Biocon Biologics to supporting Kiran Mazumdar-Shaw, Executive Chairperson of Biocon Limited and Biocon Biologics, and her team to optimize the value of Biocon Biologics; we are deeply committed to doing our part in helping Biocon Biologics succeed in the creation of what we believe will be a true global, vertically integrated biosimilars leader; as we look to Viatris’ future, we are also excited to focus our energy, resources and efforts on executing our own strategy of moving up the value chain and providing access to more complex and novel products; under the terms of the transaction agreement, Viatris received $3 billion in consideration in the form of a $2 billion cash payment and $1 billion of convertible preferred equity representing a stake of at least 12.9% (on a fully diluted basis) in Biocon Biologics; Viatris is entitled to $335 million of additional cash payments in 2024; financial impact of completion of the Biosimilars Transaction; as previously stated, the Company’s financial guidance ranges for total revenues, adjusted EBITDA and free cash flows for the year ending December 31, 2022, do not include the impact of the closing of the transaction with Biocon Biologics; the Company expects its reported results for the year ending December 31, 2022, to be impacted by closing of the transaction as follows: the Company expects its reported total revenues and adjusted EBITDA for the year to be lower by approximately $80 million and $20 million, respectively and the Company expects to report the $2 billion of cash proceeds, offset by the impact of certain deal related adjustments, as cash flows from investing activities; the Company expects to incur approximately $400 million of certain deal related expenses, primarily taxes and associated transactions costs; as a result, the Company expects these deal related expenses to lead to lower reported cash flows from operating activities, and consequently free cash flow, for the year; expects to use the net divestiture cash from the biosimilars transaction to: pay down additional short-term debt and accelerate its progress towards $6.5 billion of Phase 1 debt reduction, and, in combination with cash on hand, to fund the previously announced ophthalmology acquisitions totaling approximately $700 to $750 million, anticipated to close in the first quarter of 2023, and begin to execute on the previously announced share buyback authorization in 2023. Factors that could cause or contribute to such differences include, but are not limited to: the potential impact of public health outbreaks, epidemics and pandemics, including the ongoing challenges and uncertainties posed by the COVID-19 pandemic; that the transaction between Viatris and Biocon Biologics Limited, pursuant to which Viatris contributed its biosimilar products and programs to Biocon Biologics in exchange for cash consideration and a convertible preferred equity interest in Biocon Biologics (the “Biocon Biologics Transaction”) and other strategic initiatives, including potential divestitures, may not achieve their intended benefits; the integration of Mylan N.V. and Pfizer Inc.’s Upjohn business (the “Upjohn Business”), which combined to form Viatris (the “Combination”) and the implementation of our global restructuring initiatives being more difficult, time consuming or costly than expected, or being unsuccessful; the ability to achieve expected benefits, synergies, and operating efficiencies in connection with the Combination or its restructuring initiatives within the expected timeframe or at all; actions and decisions of healthcare and pharmaceutical regulators; changes in healthcare and pharmaceutical laws and regulations in the U.S. and abroad; any regulatory, legal or other impediments to Viatris’ ability to bring new products to market, including but not limited to “at-risk” launches; Viatris’ or its partners’ ability to develop, manufacture, and commercialize products; the scope, timing and outcome of any ongoing legal proceedings, and the impact of any such proceedings; any significant breach of data security or data privacy or disruptions to our information technology systems; risks associated with international operations; the ability to protect intellectual property and preserve intellectual property rights; changes in third-party relationships; the effect of any changes in Viatris’ or its partners’ customer and supplier relationships and customer purchasing patterns; the impacts of competition; changes in the economic and financial conditions of Viatris or its partners; uncertainties and matters beyond the control of management; and the other risks described in Viatris’ filings with the Securities and Exchange Commission (SEC). Viatris routinely uses its website as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC’s Regulation Fair Disclosure (Reg FD). Viatris undertakes no obligation to update these statements for revisions or changes after the date of this release other than as required by law.

Non-GAAP Financial Measures

This press release includes the presentation and discussion of certain financial information that differs from what is reported under accounting principles generally accepted in the United States (“U.S. GAAP”). These non-GAAP financial measures, including adjusted EBITDA and free cash flow, are presented in order to supplement investors’ and other readers’ understanding and assessment of the financial performance of Viatris. Free cash flow refers to U.S. GAAP net cash provided by operating activities, less capital expenditures. For the third quarter of 2022, Viatris calculated adjusted EBITDA as U.S. GAAP net earnings (loss) adjusted for income tax provision (benefit), interest expense and depreciation and amortization (to get to EBITDA) and further adjusted for share-based compensation expense, litigation settlements and other contingencies, net and restructuring, acquisition related and other special items.

Viatris has provided reconciliations of historical non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures. Investors and other readers are encouraged to review the related U.S. GAAP financial measures and the reconciliations of the non-GAAP measures to their most directly comparable U.S. GAAP measures set forth in this release on our website at https://investor.viatris.com/financial-information/non-gaap-reconciliations, and investors and other readers should consider non-GAAP measures only as supplements to, not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with U.S. GAAP.

With regard to the completion of the biosimilars transaction, Viatris is not providing forward-looking disclosures for the expected impact on the most directly comparable U.S. GAAP measure, net earnings (loss), or a quantitative reconciliation of the expected impact on adjusted EBITDA to a projected impact on U.S. GAAP net earnings (loss) because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items, including integration and acquisition-related expenses, restructuring expenses, asset impairments, litigation settlements and other contingencies, such as changes to contingent consideration and certain other gains or losses, as well as related income tax accounting, because certain of these items have not occurred, are out of the Company’s control and/or cannot be reasonably predicted without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the period.

Contacts:
Media:
+1.724.514.1968
Communications@viatris.com

Jennifer Mauer
Jennifer.Mauer@viatris.com

Matt Klein
Matthew.Klein@viatris.com

Investors:
+1.724.514.1813
InvestorRelations@viatris.com

Bill Szablewski
William.Szablewski@viatris.com